Q3 News Release

Calgary, October 28, 2016	Exhibit 99.1

Imperial earns $1 billion in third quarter of 2016

•	Sale of company-owned retail sites is progressing as planned; gain of $716 million in the third quarter
•	Upstream unit cash costs down 35 percent versus 2014, averaging less than US$20 per barrel
•	Record high petroleum product sales of 505,000 barrels per day

	Third quarter			Nine months
(millions of Canadian dollars, unless noted)	2016	2015	%	2016	2015	%

Net income (loss) (U.S. GAAP)	1,003	479	109	721	1,020	(29)
Net income (loss) per common share – assuming dilution (dollars)	1.18	0.56	109	0.85	1.20	(29)
Capital and exploration expenditures	205	1,142	(82)	948	3,011	(69)

Imperial’s third quarter results reflect the company’s disciplined approach to cost management, operational integrity and capturing the value of its integrated business model.

Earnings in the quarter were $1,003 million, or $1.18 per-share, including a gain of $716 million ($0.84 per-share) from the sale of retail sites. This compares to earnings of $479 million in the third quarter of 2015. The sale of the company-owned Esso retail sites for $2.8 billion, announced in the first quarter, is expected to be complete by year end. Currently, more than 200 sites involved in the sale have converted to the Esso branded distributor operating model, representing more than 40 percent of the total transaction value.

Imperial continues to focus its efforts on reducing costs and prudently managing cash in a low commodity price environment. “Upstream unit cash costs are averaging less than US$20 per barrel year to date,” said Rich Kruger, chairman, president and chief executive officer. “That’s a decline of more than 35 percent since 2014 when global crude prices began their descent. It’s a testament to our team’s unrelenting focus on operational excellence and profitability.” Third quarter capital and exploration expenditures were $205 million, down $937 million from 2015, reflecting the completion of major upstream growth projects and an ongoing focus on capital selectivity.

Gross oil-equivalent production was 393,000 barrels per day, up 7,000 barrels per day compared to the same period in 2015 and up by 64,000 barrels per day compared to the second quarter. Syncrude production averaged 85,000 barrels per day (Imperial’s share), up 26,000 barrels per day from the same quarter of 2015. “The increase in production illustrates the company’s strong recovery from the effects of the northern Alberta wildfires,” Kruger said. “Syncrude achieved the second highest quarterly production in its nearly 40-year history, reflecting ongoing efforts to improve the reliability of operations.”

Refinery throughput was 407,000 barrels per day, an increase of 17,000 barrels per day compared to the same quarter of 2015. Refinery capacity utilization approached a record high at 97 percent, an increase of 4 percent from the comparable period in 2015. The company achieved record high petroleum product sales of 505,000 barrels per day, compared to 495,000 barrels per day in the same period of 2015.

The company continues to evaluate the pace and scope of future investments in light of overall market and business conditions. Our objective remains to deliver industry leading performance in all business environments.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Third quarter highlights

•	Net income of $1,003 million or $1.18 per-share on a diluted basis, up from net income of $479 million or $0.56 per-share in the third quarter of 2015. Third quarter 2016 results include a $716 million ($0.84 per-share) gain from the sale of retail sites.

•	Production averaged 393,000 gross oil-equivalent barrels per day, compared to 386,000 barrels per day in the same period of 2015. Increased production reflects improved reliability at Syncrude operations, which more than offset planned and unplanned maintenance impacts at Kearl. Compared to the second quarter, production increased by about 64,000 barrels per day, reflecting the strong recovery from the effects of the northern Alberta wildfires.

•	Refinery throughput averaged 407,000 barrels per day, compared to 390,000 barrels in the third quarter of 2015. Increased throughput reflects lower maintenance activity than in the same period of 2015. Refinery capacity utilization approached a record high at 97 percent, an increase of 4 percent from the comparable period in 2015.

•	Petroleum product sales were a record 505,000 barrels per day, up 10,000 barrels per day from the third quarter of 2015, with growth concentrated in higher value commercial and retail channels.

•	Sale of retail sites progressing as planned. The sale of the company-owned Esso retail sites for $2.8 billion, announced in the first quarter, is expected to be complete by year-end. Currently, more than 200 of the approximately 500 sites involved in the sale have converted to the Esso branded distributor operating model, representing more than 40 percent of the total transaction value.

•	Cash generated from operating activities was $772 million, a decrease of $332 million from the third quarter of 2015, reflecting lower earnings, excluding the gain on the sale of retail sites.

•	Proceeds from asset sales were $1,194 million, before tax, mainly due to the sale of the retail sites.

•	Total debt was reduced from $8,426 million to $7,310 million, bringing the debt to capital ratio to about 23 percent.

•	Capital and exploration expenditures totalled $205 million, a decrease of $937 million from the third quarter of 2015, reflecting completion of major upstream growth projects and an ongoing focus on capital selectivity.

•	An estimated $6 million in artworks and art sale proceeds to be donated to Canadian museums and galleries to mark Canada’s upcoming sesquicentennial. The artwork donations include pieces by Group of Seven artist Lawren Harris and other prominent Canadian artists. Proceeds from the auction of some company-owned artworks, totalling nearly $800,000, have been donated to United Way partners across Canada.

IMPERIAL OIL LIMITED

Third quarter 2016 vs. third quarter 2015

The company’s net income for the third quarter of 2016 was $1,003 million or $1.18 per-share on a diluted basis, compared to net income of $479 million or $0.56 per-share for the same period last year. Third quarter 2016 results included a $716 million ($0.84 per-share) gain from the sale of retail sites.

Upstream recorded a net loss in the third quarter of $26 million, compared to a net loss of $52 million in the same period of 2015. Results in the third quarter of 2016 mainly reflect the impact of higher Syncrude volumes of about $90 million and lower operating expenses, partially offset by lower realizations of about $90 million.

West Texas Intermediate (WTI) averaged US$44.94 per barrel in the third quarter of 2016, down from US$46.57 per barrel in the same quarter of 2015. Western Canada Select (WCS) averaged US$31.43 per barrel and US$33.38 per barrel respectively for the same periods. The WTI / WCS differential widened to 30 percent in the third quarter of 2016, from 28 percent in the same period of 2015.

The Canadian dollar averaged US$0.77 in the third quarter of 2016 and was essentially unchanged versus the same period of 2015.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes declined essentially in line with the North American benchmarks, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $30.16 per barrel for the third quarter of 2016, a decrease of $2.45 per barrel versus the third quarter of 2015. Synthetic crude realizations averaged $58.97 per barrel, a decrease of $2.24 per barrel for the same period of 2015.

Gross production of Cold Lake bitumen averaged 157,000 barrels per day in the third quarter, compared to 166,000 barrels in the same period last year. The lower production was mainly due to the timing of steam cycles.

Gross production of Kearl bitumen averaged 159,000 barrels per day in the third quarter (113,000 barrels Imperial’s share) compared to 181,000 barrels per day (128,000 barrels Imperial’s share) during the third quarter of 2015. Lower production was the result of planned and unplanned maintenance activities.

The company’s share of gross production from Syncrude averaged 85,000 barrels per day, up from 59,000 barrels in the third quarter of 2015. Increased production reflects ongoing efforts to improve the reliability of operations.

Downstream net income was $1,002 million in the third quarter, compared to $454 million in the same period of 2015. Earnings increased mainly due to a gain of $716 million from the sale of retail sites, improved refinery operations of $80 million and higher marketing sales volumes of $50 million, partially offset by lower industry margins of about $300 million.

Refinery throughput averaged 407,000 barrels per day, up from 390,000 barrels in the third quarter of 2015. Increased throughput reflects lower maintenance activities than in the same period of 2015.

Petroleum product sales were 505,000 barrels per day, up from 495,000 barrels per day in the third quarter of 2015, with growth concentrated in the higher value commercial and retail channels.

Chemical net income was $56 million in the third quarter, compared to $78 million in the same quarter of 2015.

Net income effects from Corporate and Other were negative $29 million in the third quarter, compared to negative $1 million in the same period of 2015.

Cash flow generated from operating activities was $772 million in the third quarter, compared with $1,104 million in the corresponding period in 2015, reflecting lower earnings, excluding the gain on the sale of retail sites.

IMPERIAL OIL LIMITED

Investing activities generated net cash of $1,005 million in the third quarter, compared with cash used in investing activities of $619 million in the same period of 2015, reflecting proceeds from asset sales in 2016 and the completion of major upstream growth projects.

Cash used in financing activities was $1,724 million in the third quarter, compared with $147 million in the third quarter of 2015. Cash from operating activities and proceeds from asset sales were mainly used in the third quarter of 2016 to reduce outstanding short-term debt. Dividends paid in the third quarter of 2016 were $127 million. The per-share dividend paid in the third quarter was $0.15, up from $0.13 in the same period of 2015.

The company’s cash balance was $248 million at September 30, 2016, versus $366 million at the end of the third quarter of 2015.

IMPERIAL OIL LIMITED

Nine months highlights

•	Net income of $721 million, compared to net income of $1,020 million in the prior year.

•	Net income per-share on a diluted basis was $0.85 compared to net income per-share of $1.20 in 2015.

•	Cash flow generated from operating activities was $1,264 million, versus $1,762 million in 2015.

•	Gross oil-equivalent production averaged 380,000 barrels per day, up 7 percent from 355,000 barrels from the same period in 2015.

•	Refinery throughput averaged 351,000 barrels per day, compared to 385,000 barrels in 2015.

•	Per-share dividends declared during the year totalled $0.44, up $0.04 per-share from 2015.

•	Assessing impact of oil and gas prices on oil and gas reserves and asset valuation.

Nine months 2016 vs. nine months 2015

Net income in the first nine months of 2016 was $721 million, or $0.85 per-share on a diluted basis, including a gain of $719 million ($0.85 per-share) from the sale of retail sites, versus net income of $1,020 million or $1.20 per-share for the first nine months of 2015.

Upstream recorded a net loss of $764 million for the first nine months of 2016, compared to a net loss of $415 million for the same period last year. The loss in 2016 reflected lower realizations of about $970 million, the impact of the northern Alberta wildfires of about $155 million and higher depreciation expense of about $90 million. These factors were partially offset by higher volumes of about $230 million, the impact of a weaker Canadian dollar of about $130 million, the favourable impact of lower royalties of about $90 million and lower energy cost of about $60 million. Earnings in 2015 reflected the impact associated with the Alberta corporate income tax rate increase of about $327 million.

West Texas Intermediate averaged US$41.54 per barrel in the first nine months of 2016, down from US$51.03 per barrel in the same period last year. Western Canada Select averaged US$27.74 per barrel and US$37.89 per barrel respectively for the same periods. The WTI/WCS differential widened to 33 percent in the first nine months of 2016, up from 26 percent in the same period of 2015.

During the first nine months of 2016, the Canadian dollar weakened relative to the U.S. dollar versus the same period of 2015. The Canadian dollar averaged US$0.76 in the first nine months of 2016, a decrease of almost US$0.04 from the same period of 2015.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes declined essentially in line with the North American benchmarks, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $23.77 (US$18.18) for the first nine months of 2016, a decrease of $12.71 per barrel versus the same period of 2015. Synthetic crude realizations averaged $53.45 (US$40.33) per barrel, a decrease of $9.58 per barrel for the same period of 2015.

Gross production of Cold Lake bitumen averaged 162,000 barrels per day in the first nine months, up from 160,000 barrels from the same period last year. Production from the expansion project offset the impacts from cycle timing.

Gross production of Kearl bitumen averaged 169,000 barrels per day in the first nine months of 2016 (120,000 barrels Imperial’s share) compared to 136,000 barrels per day (96,000 barrels Imperial’s share) for the same period of 2015. The increase was the result of start-up of the expansion project and improved reliability of the initial development.

During the first nine months of 2016, the company’s share of gross production from Syncrude averaged 61,000 barrels per day, consistent with the same period of 2015.

Downstream net income was $1,393 million, up from $1,234 million from the same period of 2015. Earnings increased mainly due to a gain of $719 million from the sale of retail sites, the impact of a weaker Canadian dollar of about $130 million, higher marketing sales volumes of $70 million and lower fuels marketing operating costs of about $50 million, partially offset by lower downstream margins of about $780 million.

IMPERIAL OIL LIMITED

Refinery throughput averaged 351,000 barrels per day in the first nine months of 2016, compared to 385,000 barrels in the same period of 2015. Capacity utilization decreased to 83 percent from 92 percent in the same period of 2015, reflecting the more significant scope of turnaround maintenance activity in the current year.

Petroleum product sales were 481,000 barrels per day in the first nine months of 2016, compared to 482,000 barrels per day in the same period of 2015.

Chemical net income was $160 million, compared to $213 million in the same period of 2015.

For the first nine months of 2016, net income effects from Corporate and Other were negative $68 million, versus negative $12 million in 2015, primarily due to lower capitalized interest and the absence of the impact from the Alberta tax rate increase in 2015.

Cash flow generated from operating activities was $1,264 million in the first nine months of 2016, compared with $1,762 million in the same period of 2015, reflecting lower earnings, excluding the gain on retail sites.

Investing activities generated net cash of $350 million in the first nine months of 2016, compared with cash used in investing activities of $2,345 million in the same period of 2015, reflecting proceeds from asset sales and the completion of major upstream growth projects.

Cash used in financing activities was $1,569 million in the first nine months of 2016, compared with cash provided by financing activities of $734 million in the same period of 2015. Cash from operating activities and proceeds from the asset sales were used to reduce outstanding short-term debt. Dividends paid in the first nine months of 2016 were $364 million. The per-share dividend paid in the first nine months was $0.43, up from $0.39 in the same period of 2015.

Oil and gas reserves

If prices in the range seen during the first nine months of 2016 persist for the remainder of the year, under the SEC definition of proved reserves, certain quantities of oil, such as those associated with all or part of the oil sands operations at Kearl and Cold Lake will not qualify as proved reserves at year-end 2016. Amounts that could be required to be de-booked as proved reserves on an SEC basis amount to approximately 2.6 billion barrels of bitumen at Kearl and approximately 0.4 billion barrels at Cold Lake, and will be determined once the price and costs have been finalized at year-end. Among the factors that would result in these reserves being re-booked as proved reserves at some point in the future are a recovery in price levels, a further decline in costs, and / or operating efficiencies. Under the terms of government royalty regimes, lower prices can also increase proved reserves attributable to Imperial. The company does not expect the de-booking of reported proved reserves under the SEC definitions to affect the operation of the underlying projects or to alter our outlook for future production volumes.

Impact of oil and gas reserves and prices and margins on testing for impairment

In light of continued weakness in the upstream industry environment during 2016, and as part of Imperial’s annual planning and budgeting process, the company is performing an assessment of its major long-lived assets most at risk for potential impairment, similar to the exercise undertaken in late 2015. The assessment reflects crude and natural gas price outlooks consistent with those that management uses to evaluate investment opportunities and generally consistent with the long-term price forecasts published by third-party industry experts. Development of future undiscounted cash flow estimates requires significant management judgement, particularly in cases where an asset’s life is expected to extend decades into the future. An asset group would be impaired if its estimated undiscounted cash flows were less than the asset’s carrying value, and impairment would be measured by the amount by which the carrying value exceeds fair value. Imperial will complete its asset recoverability assessment and analyze the conclusions of that assessment in connection with the preparation and review of the company’s year-end financial statements for inclusion in its 2016 Form 10-K. Until these activities are complete, it is not practicable to reasonably estimate the existence or range of potential future impairments related to the company’s long-lived assets.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future financial and operating results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price impacts; availability and allocation of capital; currency exchange rates; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Third Quarter		Nine Months

millions of Canadian dollars, unless noted	2016	2015	2016	2015

Net Income (loss) (U.S. GAAP)
Total revenues and other income	7,442	7,155	18,912	20,659
Total expenses	6,260	6,518	18,131	18,865
Income (loss) before income taxes	1,182	637	781	1,794
Income taxes	179	158	60	774
Net income (loss)	1,003	479	721	1,020

Net income (loss) per common share (dollars)	1.18	0.56	0.85	1.20
Net income (loss) per common share – assuming dilution (dollars)	1.18	0.56	0.85	1.20

Other Financial Data
Federal excise tax included in operating revenues	434	416	1,237	1,180

Gain (loss) on asset sales, after tax	774	26	808	65

Total assets at September 30			42,094	43,452

Total debt at September 30			7,310	8,426
Interest coverage ratio – earnings basis (times covered)			8.3	29.1

Other long-term obligations at September 30			3,444	3,900

Shareholders’ equity at September 30			23,982	23,161
Capital employed at September 30			31,309	31,604
Return on average capital employed (percent) (a)			2.8	5.6

Dividends declared on common stock
Total	127	119	373	339
Per common share (dollars)	0.15	0.14	0.44	0.40

Millions of common shares outstanding
At September 30			847.6	847.6
Average – assuming dilution	850.8	850.9	850.6	850.7

(a)	Return on capital employed is the rolling average net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

IMPERIAL OIL LIMITED

Attachment II

	Third Quarter		Nine Months

millions of Canadian dollars	2016	2015	2016	2015

Total cash and cash equivalents at period end	248	366	248	366

Net income (loss)	1,003	479	721	1,020
Adjustments for non-cash items:
Depreciation and depletion	398	400	1,229	1,052
(Gain) loss on asset sales	(909)	(29)	(952)	(80)
Deferred income taxes and other	215	86	35	358
Changes in operating assets and liabilities	65	168	231	(588)
Cash flows from (used in) operating activities	772	1,104	1,264	1,762

Cash flows from (used in) investing activities	1,005	(619)	350	(2,345)
Proceeds associated with asset sales	1,194	28	1,244	118

Cash flows from (used in) financing activities	(1,724)	(147)	(1,569)	734

IMPERIAL OIL LIMITED

Attachment III

	Third Quarter		Nine Months

millions of Canadian dollars	2016	2015	2016	2015

Net income (loss) (U.S. GAAP)
Upstream	(26)	(52)	(764)	(415)
Downstream	1,002	454	1,393	1,234
Chemical	56	78	160	213
Corporate and other	(29)	(1)	(68)	(12)
Net income (loss)	1,003	479	721	1,020

Revenues and other income
Upstream	2,026	2,081	5,237	6,410
Downstream	6,094	5,623	15,078	16,037
Chemical	340	360	955	1,082
Eliminations / Other	(1,018)	(909)	(2,358)	(2,870)
Revenues and other income	7,442	7,155	18,912	20,659

Purchases of crude oil and products
Upstream	861	879	2,584	2,787
Downstream	3,827	3,906	10,139	11,172
Chemical	188	176	518	563
Eliminations	(1,019)	(908)	(2,357)	(2,869)
Purchases of crude oil and products	3,857	4,053	10,884	11,653

Production and manufacturing
Upstream	887	923	2,634	2,826
Downstream	323	377	1,059	1,125
Chemical	51	51	149	154
Eliminations	—	—	—	—
Production and manufacturing	1,261	1,351	3,842	4,105

Capital and exploration expenditures
Upstream	149	1,050	745	2,644
Downstream	38	55	145	276
Chemical	7	17	21	33
Corporate and other	11	20	37	58
Capital and exploration expenditures	205	1,142	948	3,011

Exploration expenses charged to income included above	16	19	75	52

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Third Quarter		Nine Months
	2016	2015	2016	2015

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	157	166	162	160
Kearl	113	128	120	96
Syncrude	85	59	61	61
Conventional	14	12	14	14
Total crude oil production	369	365	357	331
NGLs available for sale	1	2	1	2
Total crude oil and NGL production	370	367	358	333

Gross natural gas production (millions of cubic feet per day)	135	116	131	132

Gross oil-equivalent production (a)	393	386	380	355
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	134	141	137	141
Kearl	110	125	118	94
Syncrude	85	58	61	57
Conventional	12	13	13	13
Total crude oil production	341	337	329	305
NGLs available for sale	1	1	1	1
Total crude oil and NGL production	342	338	330	306

Net natural gas production (millions of cubic feet per day)	122	118	125	127

Net oil-equivalent production (a)	362	358	351	327
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	198	211	213	212
Kearl blend sales (thousands of barrels per day)	146	170	161	120
NGL sales (thousands of barrels per day)	5	5	5	6

Average realizations (Canadian dollars)
Bitumen realizations (per barrel)	30.16	32.61	23.77	36.48
Synthetic oil realizations (per barrel)	58.97	61.21	53.45	63.03
Conventional crude oil realizations (per barrel)	40.33	37.72	33.51	37.68
NGL realizations (per barrel)	11.50	6.48	13.21	13.94
Natural gas realizations (per thousand cubic feet)	2.56	1.75	2.17	2.44

Refinery throughput (thousands of barrels per day)	407	390	351	385
Refinery capacity utilization (percent)	97	93	83	92

Petroleum product sales (thousands of barrels per day)
Gasolines	275	261	262	247
Heating, diesel and jet fuels	171	168	167	173
Heavy fuel oils	17	16	14	17
Lube oils and other products	42	50	38	45
Net petroleum products sales	505	495	481	482
Petrochemical sales (thousands of tonnes)	242	239	704	706

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP) (millions of Canadian dollars)	Net income (loss) per common share - diluted (dollars)

2012
First Quarter	1,015	1.19
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.26
Year	3,766	4.42

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
	721	0.85